PROSPECTUS
----------
                                 306,612 SHARES

                            GRAPHIC INDUSTRIES, INC.

                                  COMMON STOCK

                             _____________________


          THIS PROSPECTUS RELATES TO 306,612 SHARES (THE "SHARES") OF COMMON STOCK, $.10 PAR VALUE ("COMMON STOCK"), OF GRAPHIC INDUSTRIES, INC. (THE "COMPANY"). THE SHARES MAY BE OFFERED BY CERTAIN SHAREHOLDERS OF THE COMPANY (THE "SELLING SHAREHOLDERS") FROM TIME TO TIME IN TRANSACTIONS IN THE OPEN MARKET, IN NEGOTIATED TRANSACTIONS OR A COMBINATION OF SUCH METHODS OF SALE, AT FIXED PRICES WHICH MAY BE CHANGED, AT MARKET PRICES PREVAILING AT THE TIME OF SALE, AT PRICES RELATED TO SUCH PREVAILING MARKET PRICES OR AT NEGOTIATED PRICES. THE SELLING SHAREHOLDERS MAY EFFECT SUCH TRANSACTIONS BY SELLING THE SHARES TO OR THROUGH BROKER-DEALERS, AND SUCH BROKER-DEALERS MAY RECEIVE COMPENSATION IN THE FORM OF DISCOUNTS, CONCESSIONS OR COMMISSIONS FROM THE SELLING SHAREHOLDERS AND/OR THE PURCHASERS OF THE SHARES FOR WHOM SUCH BROKER-DEALERS MAY ACT AS AGENTS OR TO WHOM THEY SELL AS PRINCIPALS, OR BOTH (WHICH COMPENSATION AS TO A PARTICULAR BROKER-DEALER MIGHT BE IN EXCESS OF CUSTOMARY COMMISSIONS). SEE "SALE OF THE SHARES."

          THE SELLING SHAREHOLDERS ACQUIRED THE SHARES FROM THE COMPANY ON NOVEMBER 1, 1995, IN CONNECTION WITH THE COMPANY'S ACQUISITION OF A COMPANY OWNED BY THE SELLING SHAREHOLDERS. INCLUDED IN THE SHARES COVERED BY THIS PROSPECTUS ARE 30,661 SHARES OF COMMON STOCK ISSUED INTO ESCROW IN CONNECTION WITH THIS ACQUISITION. SEE "RECENT DEVELOPMENTS." THE SELLING SHAREHOLDERS MAY BE DEEMED TO BE "UNDERWRITERS" WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). SEE "SELLING SHAREHOLDERS" AND "SALE OF THE SHARES."

          NONE OF THE PROCEEDS FROM THE SALE OF THE SHARES BY THE SELLING SHAREHOLDERS WILL BE RECEIVED BY THE COMPANY. THE COMPANY HAS AGREED TO BEAR ALL EXPENSES (OTHER THAN SELLING COMMISSIONS) IN CONNECTION WITH THE REGISTRATION AND SALE OF THE SHARES BEING OFFERED BY THE SELLING SHAREHOLDERS, AND THE COMPANY AND THE SELLING SHAREHOLDERS HAVE AGREED TO INDEMNIFY EACH OTHER AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT.

          THE COMMON STOCK IS LISTED ON THE NASDAQ NATIONAL MARKET SYSTEM. ON JANUARY 25, 1996, THE LAST REPORTED SALE PRICE OF THE COMMON STOCK OF THE COMPANY REPORTED ON THE NASDAQ NATIONAL MARKET SYSTEM WAS $ 9.75 PER SHARE.

                            _______________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            _______________________

               The date of this Prospectus is February 9, 1996.

                             AVAILABLE INFORMATION

          THE COMPANY HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") A REGISTRATION STATEMENT ON FORM S-3 (THE "REGISTRATION STATEMENT"), OF WHICH THIS PROSPECTUS FORMS A PART, COVERING THE SHARES TO BE SOLD PURSUANT TO THIS OFFERING.

          AS PERMITTED BY THE RULES AND REGULATIONS OF THE COMMISSION, THIS PROSPECTUS OMITS CERTAIN INFORMATION, EXHIBITS AND UNDERTAKINGS CONTAINED IN THE REGISTRATION STATEMENT. SUCH ADDITIONAL INFORMATION, EXHIBITS AND UNDERTAKINGS CAN BE INSPECTED AT AND OBTAINED FROM THE COMMISSION AS SET FORTH BELOW. FOR ADDITIONAL INFORMATION REGARDING THE COMPANY, THE COMMON STOCK AND RELATED MATTERS AND DOCUMENTS, REFERENCE IS MADE TO THE REGISTRATION STATEMENT AND EXHIBITS THERETO.

          CERTAIN DOCUMENTS PREVIOUSLY FILED BY THE COMPANY WITH THE COMMISSION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." COPIES OF ANY DOCUMENTS INCORPORATED HEREIN BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS THEY ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM A PROSPECTUS IS DELIVERED UPON REQUEST TO THE SECRETARY, GRAPHIC INDUSTRIES, INC., 2155 MONROE DRIVE, N.E., ATLANTA, GEORGIA 30324 (TELEPHONE:
(404) 874-3327).

          THE COMPANY IS SUBJECT TO THE INFORMATIONAL AND REPORTING REQUIREMENTS OF THE EXCHANGE ACT, AND ACCORDINGLY FILES REPORTS, PROXY STATEMENTS AND OTHER INFORMATION WITH THE COMMISSION. SUCH REPORTS, PROXY STATEMENTS AND OTHER INFORMATION FILED WITH THE COMMISSION, AS WELL AS THE REGISTRATION STATEMENT, ARE AVAILABLE FOR INSPECTION AND COPYING AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE COMMISSION AT ROOM 1024, 450 FIFTH STREET, N.W., JUDICIARY PLAZA, WASHINGTON, D.C. 20549 AND AT CERTAIN REGIONAL OFFICES OF THE COMMISSION LOCATED AT 500 WEST MADISON STREET, SUITE 1400, CHICAGO, ILLINOIS 60661 AND 7 WORLD TRADE CENTER, NEW YORK, NEW YORK 10048. COPIES OF SUCH MATERIAL CAN BE OBTAINED FROM THE PUBLIC REFERENCE SECTION OF THE COMMISSION, 450 FIFTH STREET, N.W., JUDICIARY PLAZA, WASHINGTON, D.C. 20549 AT PRESCRIBED RATES.

                                  THE COMPANY

          The Company engages in all aspects of financial and corporate printing, reprographic services, commercial printing, direct mail printing and other graphic communications. It ranks approximately 17th in sales among commercial printing firms in North America. The Company's competitive position has been strengthened in recent years by its substantial capital investments in advanced equipment, including computerized multicolor presses, prepress equipment and laser scanners for color separations.

          The Company has expanded its printing and graphic arts services and its markets through a continuous program of acquisitions of established companies in its industry and through internal growth and development. Since its incorporation in 1970, the Company has grown from a regionally based business with six operating companies to a network of 17 commercial printing companies and a reprographics division with operations in the major U.S. market regions of the Southeast, Northeast, Midwest and Southwest.

          The Company's principal executive offices are located at 2155 Monroe Drive, N.E., Atlanta, Georgia 30324. Its telephone number is (404) 874-3327.

                              RECENT DEVELOPMENTS

          On November 1, 1995, the Company acquired Quadras, Inc. ("Quadras") pursuant to an Agreement and Plan of Reorganization (the "Agreement") dated November 1, 1995. Pursuant to the Agreement, QQQ, Inc., a corporation which owned all of the outstanding stock of Quadras, was merged into Quadras Acquisition Company, a wholly-owned subsidiary of the Company (the "Merger"). The Merger was effective on November 1, 1995, and the Shares were issued on that date in exchange for all of the outstanding stock of QQQ, Inc., which was owned
by Ms. Sara S. Harris ("Harris") and Ms. Cynthia A. Morgan ("Morgan").   Of the
total Shares issued, 137,976 Shares were issued to Harris; 137,975 Shares were issued to Morgan and 30,661 Shares were issued to NationsBank of Georgia, N.A. as escrow agent (the "Escrow Shares"). The Escrow Shares are being held pursuant to an Escrow Agreement dated November 1, 1995 (the "Escrow Agreement") for six months from November 1, 1995 (which period may be extended if any claims as defined in the Escrow Agreement are then pending) to cover any claims for breaches of representations, warranties and covenants in the Agreement and certain other matters. The Escrow Agreement provides for the release of the Shares held in escrow either to Harris and Morgan, in which case they may be sold hereunder, or to the Company, in which event they will be canceled. The Escrow Shares may not be sold or transferred while they are subject to the
Escrow Agreement.   Under the terms of the  Agreement, the Company agreed to
register the Shares under the Securities Act for resale by the Selling Shareholders and to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act. The Selling Shareholders have also agreed to indemnify the Company against certain
liabilities, including liabilities under the Securities Act.   The Registration
Statement of which this Prospectus is a part was filed with the Commission pursuant to the registration provisions of the Agreement.

          On December 21, 1995, the Company entered into a $110 million revolving credit facility with a group of lenders led by Nationsbank. The new facility refinances the Company's floating rate borrowings and provides additional borrowing capacity. The initial term of this revolving facility is two years, renewable each year for an additional one year period. The interest rate on this indebtedness is a floating rate which, at the Company's option from time to time, will equal Nationsbank's prime rate or a specified margin (based upon a specific financial ratio) over LIBOR. This indebtedness is secured by substantially all the accounts receivable and inventories of the Company and its subsidiaries.

                              SELLING SHAREHOLDERS

          Mesdames Harris and Morgan (the "Selling Shareholders") beneficially owned the following Shares prior to this offering, and such Shares (including the Escrow Shares when and if released to the Selling Shareholders pursuant to the Escrow Agreement) are being offered hereby:

  Name of Selling    Number of Shares    Number of
    Shareholder       Owned Directly   Escrow Shares*   TOTAL
-------------------  ----------------  --------------  -------

Sara S. Harris            137,976          15,330      153,306
Cynthia A. Morgan         137,975          15,331      153,306

__________

*Assumes complete release of all Escrow Shares to the Selling Shareholders.

          Prior to the offering, each Selling Shareholder beneficially owned approximately 2.2 percent of the outstanding shares of Common Stock as of the date of this Prospectus (assuming complete release of the Escrow Shares to the Selling Shareholders and calculated without regard to the shares of Common Stock issuable upon conversion of shares of Class B Common Stock or any of the Company's Convertible Debentures). Upon completion of the offering, assuming all of the Shares being offered hereby are sold and that no other changes in the Selling Shareholders' beneficial ownership occur prior to completion of this offering, the Selling Shareholders will not beneficially own any shares of Common Stock of the Company. Ms. Morgan currently serves as Chairman of Quadras and Ms. Harris serves as President of Quadras.

                               SALE OF THE SHARES

          The sale of the Shares by the Selling Shareholders may be effected from time to time in transactions in the open market, in negotiated transactions or through a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).

          The Selling Shareholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principals might be deemed to be underwriting discounts and commissions under the Securities Act.

                                 LEGAL MATTERS

          A legal opinion to the effect that the Shares are legally issued, fully paid and nonassessable has been rendered by Lawrence M. Gold, P.C., 100 Galleria Parkway, Suite 695, Atlanta, Georgia 30339.

                                    EXPERTS

          The consolidated financial statements and schedule of the Company appearing or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended January 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by this reference:

               (1) The Company's Annual Report on Form 10-K for the year ended January 31, 1995 (Commission File No. 0-12204);

               (2) The Company's Quarterly Report on Form 10-Q for the period ended April 30, 1995 (Commission File No. 0-12204);

               (3) The Company's Quarterly Report on Form 10-Q for the period ended July 31, 1995 (Commission File No. 0-12204);

               (4) The Company's Quarterly Report on Form 10-Q for the period ended October 31, 1995 (Commission File No. 0-12204);

               (5) The description of the Company's Common Stock contained in the Company's Registration Statement filed pursuant to Section 12 of the Exchange Act on Form 8-A, as amended (Commission File
               No. 0-12204).

          All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date upon which this offering is terminated shall be deemed to be incorporated by reference herein and to be part hereof from the date any such document is filed.

          Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in this paragraph.

                   _________________________________________


NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                   _________________________________________